Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of June 21, 2004 and effective as of the Effective Date (this “Agreement”), among OTELCO TELEPHONE LLC, a Delaware limited liability company (the “Company”) and MICHAEL WEAVER (the “Executive”).

WHEREAS, Rural LEC Acquisition LLC, (together with its successor in interest upon its conversion into a Delaware corporation named “Otelco Inc.”, “Otelco”) or one of its wholly owned Subsidiaries is the sole member of the Company.

WHEREAS, in connection with the proposed initial public offering of income deposit securities by Otelco (the “Offering”), the Company and the Executive desire to amend and restate the terms of the Employment Agreement entered into by the Executive and the Company on January 5, 1999 (the “Prior Agreement”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Effective Date; Termination.

This Agreement shall become effective on the date of the consummation of the Offering (the “Effective Date”).  Notwithstanding anything contained herein to the contrary, this Agreement will terminate and be of no further force or effect, and the Prior Agreement will remain in full force and effect, unaltered by this Agreement, if the Offering is not consummated on or prior to December 31, 2004.

Section 2.               Employment Period.

Subject to Section 4, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period from the Effective Date through, subject to Section 4, the third anniversary date of the Effective Date (the “Employment Period”); provided, however, that on such third anniversary date and on each subsequent anniversary date, the Employment Period shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than 60 days prior to the expiration of the Employment Period that the Employment Period shall not be so extended.

Section 3.               Terms of Employment.

(a)           Position.  During the Employment Period, the Executive shall serve as Chief Executive Officer and President of the Company, Otelco and certain of its Subsidiaries (collectively, the “Company Entities”) and shall report to the Board of Managers of Otelco (the “Board”) and each such Subsidiary.  The Executive shall have supervision and control over, and responsibility for, the management and operational functions of the Company Entities and shall have such other powers and duties (consistent with the customary powers and duties of a chief executive officer) as may from time to time be prescribed by the Board.

(b)           Full Time.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time and efforts, to the best of his ability, experience and talent, to the business and affairs of the Company Entities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees or manage personal investments (including serving as a member of boards of directors or similar bodies of entities not engaged in competition with the Company Entities (as determined by the Board in its reasonable discretion)), in each case, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company Entities in accordance with this Agreement.

(c)           Compensation.

(i)            Base Salary.  During the Employment Period, the Executive shall receive an annual base salary of $225,000, which Annual Base Salary shall be subject to annual increase by an amount equal to reflect the increase in the cost of living, if any, between the date of the immediately preceding increase and the date of each such adjustment, based upon the Consumer Price Index for the Birmingham, Alabama MSA, or if that index is discontinued, a similar index prepared by a department or agency of the United States government (as so adjusted, the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to withholding and other payroll taxes.

(ii)           Bonus.  For each fiscal year during the Employment Period, the Executive will be entitled to receive a bonus (the “Bonus”) of up to 33% of the Annual Base Salary then in effect.  The Bonus shall be based upon the Company achieving operating and/or financial goals to be established by the Board or any duly appointed committee thereof in good faith, in its sole discretion.

(iii)          Benefits.  During the Employment Period, the Executive shall be entitled to participate in all incentive (including any long term incentive plan), savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company Entities and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company Entities to the extent applicable generally to other executives of the Company Entities.  In addition, the Executive will be entitled to the benefits specified herein.

(iv)          Automobile.  During the Employment Period, the Company shall continue to provide the Executive with the use of a Company automobile (or, at the Company’s option, shall lease an automobile for the Executive’s use) and shall reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the use and maintenance of such automobile.

(v)           Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Employment Period in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(vi)          Vacation and Holidays.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the policies of the Company applicable to other executives of the Company generally.

Section 4.               Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or Disability.  If the Disability of the Executive has occurred during the Employment Period, the Company may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive if, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for any 90 days during a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers.

(b)           Cause.  The Executive’s employment may be terminated at any time by the Company for Cause or Without Cause.  “Cause” will mean that any of the following will have occurred: (i) the Executive has been convicted of a felony, stolen funds or otherwise engaged in fraudulent conduct, (ii) the Executive has engaged in willful misconduct or has been grossly negligent, in each case, which has been materially injurious to the Company, (iii) the Executive has failed or refused to comply with directions of the Board that are reasonably consistent with the Executive’s current position, or (iv) the Executive has breached the terms of this Agreement.  “Without Cause” shall mean a termination by the Company of the Executive’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.

(c)           Termination by the Executive.  The Executive may terminate his employment with the Company at any time upon at least 60 days prior written notice thereof.

(d)           Notice of Termination.  Any termination by the Company for Cause or Without Cause or by the Executive for any reason shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the date of termination  is other than the date of receipt of such notice, specifies the termination date (the “Termination Date”).

Section 5.               Obligations of the Company upon Termination.

(a)           Without Cause; Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment Without Cause or due to death or Disability, then the Company will provide the Executive with the following severance payments and/or benefits:

(i)            The Company shall pay to the Executive a lump sum in the amount of the Executive’s accrued but unpaid Annual Base Salary through the Termination Date (“Accrued Obligations”);

(ii)           The Company shall continue to pay the Executive his Annual Base Salary in accordance with customary payroll practices until the first anniversary of the Termination Date;

(iii)          The Company shall pay to the Executive  a lump sum amount equal to the Bonus the Executive would have received had he remained employed by the Company through the end of the fiscal year in which the termination occurred, pro rated for the number of days Executive was employed by the Company during such fiscal year, to be paid at the same time that similar bonuses are paid to the Company’s other employees; and

(iv)          The Executive, if applicable, and members of his family shall be entitled to continue their participation in the Company Entities’ welfare and benefit plans until the first anniversary of the Termination Date.

(b)           Cause; by the Executive.  If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for any reason, then the Company shall have no further payment obligations to the Executive (or his heirs or legal representatives) other than for (i) payment of Accrued Obligations and (ii) the continuance of Benefits through the Termination Date.

(c)           Condition; Remedies.  The Executive acknowledges and agrees that, (a) the Company’s obligations to make payments under Section 5(a) will be conditioned on the Executive executing and delivering a customary general release in form and substance reasonably satisfactory to the Company.

Section 6.               Nondisclosure and Nonuse of Confidential Information.

(a)           The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Executive is or becomes aware as a consequence of or in connection with his employment with a Company, whether or not such information is developed by him, except (i) to the extent that such disclosure or use is in furtherance of the Executive’s performance in good faith of his duties as Chief Executive Officer of the Company Entities or (ii) to the extent required by law or legal process; provided that (A) the Executive agrees to provide the Company with prompt written notice of any such law or legal process and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such law or legal process that the Company in its sole discretion pursues, and (B) in complying with any such law or legal process, the Executive shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such law or legal process.  The Executive will take all commercially reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the Company Entities which the Executive may then possess or have under his control.

(b)           The Executive agrees that all Work Product belongs in all instances to the Company Entities.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company Entities’ ownership of the Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Entities (whether during or after the Employment Period), at the Companies’ sole expense, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  The Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(c)           “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by a Company Entity in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company Entities and their Affiliates and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form.  Confidential Information will not include any information that (A) is or becomes generally available to the public other than through disclosure by the Executive in violation of this Section 6, (B) was provided to the Executive prior to the date hereof a nonconfidential basis from a Person who was not otherwise bound by a confidentiality agreement or duty with a Company Entity or an Affiliate thereof, or (C) becomes available to the Executive on a nonconfidential basis from a Person who is not otherwise bound by a confidentiality agreement or duty with a Company Entity or its Affiliates or is not otherwise prohibited from transmitting the information to the Executive.

“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to a Company Entity’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Employment Period together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 7.               Non-Compete and Non-Solicit.

(a)           The Executive acknowledges that, in the course of his employment with the Company Entities, he has become familiar, or will become familiar, with the Company Entities’ and their Affiliates’ trade secrets and with other confidential information concerning the Company Entities and their Affiliates and that his services have been and will be of special, unique and extraordinary value to the Company Entities and their Affiliates.  Therefore, the Executive agrees that, during the Employment Period and for 1 year thereafter (the “Restricted Period”), he shall not directly or indirectly (i) engage, within the Restricted Territory, in any telephone or communications business, including, but not limited to, incumbent local exchange carrier, long distance telephone business, cable television, Internet access, or other business that the Company’ or any of its Affiliates’ is engaged in during the Executive’s employment by the Company (the “Company Business”), (ii) compete or participate as agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the Restricted Territory; or (iii) compete or participate as a stockholder, partner, member or joint venturer, or have any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the Restricted Territory; provided, however, that nothing contained herein will prohibit the Executive from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board; or (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Executive does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor.  The term “Restricted Territory” means all states within the United States in which the Company or any of its Affiliates conducts or is pursuing or analyzing plans to conduct Company Business as of the Termination Date.

(b)           As a means reasonably designed to protect Confidential Information, the Executive agrees that, during the period commencing on the Effective Date and ending on the expiration of the Restricted Period, he will not (i) solicit or make any other contact with, directly or indirectly, any customer of a Company Entity or any of their Affiliates as of the date that the Executive ceases to be employed by the Company with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company Entities or their Affiliates or (ii) solicit or make any other contact with, directly or indirectly, any employee of a Company Entity or any of their Affiliates on the date that the Executive ceases to be employed by the Company (or any person who was employed by a Company Entity or any of their Affiliates at any time during the three-month period prior to the Termination Date) with respect to any employment, services or other business relationship.

Section 8.               Remedies.

The Executive acknowledges that irreparable damage would occur in the event of a breach of the provisions of Section 6 or Section 7 by the Executive.  It is accordingly agreed that, in addition to any other remedy to which its is entitled at law or in equity, the Company will be entitled to an injunction or injunctions to prevent breaches of such sections of this Agreement and to enforce specifically the terms and provisions of such sections

Section 9.               Definitions.

“Accrued Obligations” has the meaning set forth in Section 5(a)(i).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controlling or under common control with, such Person.  Notwithstanding anything to the contrary contained herein, with respect to each Company Entity (and each member thereof), the term “Affiliate” will include, without limitation, each Person with an ownership interest in a Company Entity (and each member, stockholder or partner of each such Person), each Person in which the member of a Company Entity (and member, stockholder or Partner of each such Person) holds or has the right to acquire, collectively, more than 25% of the voting equity interests

“Agreement” has the meaning set forth in the Caption.

“Annual Base Salary” has the meaning set forth in Section 3(c)(i).

“Board” has the meaning set forth in Section 3(a).

“Bonus” has the meaning set forth in Section 3(c)(ii).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Cause” has the meaning set forth in Section 4(b).

“Company” has the meaning set forth in the Caption.

“Company Business” has the meaning set forth in Section 7(a).

“Company Entity” has the meaning set forth in Section 3(a).

“Confidential Information” has the meaning set forth in Section 6(c).

“Disability” has the meaning set forth in Section 4(a).

“Employment Period” has the meaning set forth in Section 1.

“Executive” has the meaning set forth in the Caption.

“Notice of Termination” has the meaning set forth in Section 4(d).

“Offering” has the meaning set forth in the Recitals.

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Restricted Period” has the meaning set forth in Section 7(a).

“Restricted Territory” has the meaning set forth in Section 7(a).

“Termination Date” has the meaning set forth in Section 4(d).

“Without Cause” has the meaning set forth in Section 4(b).

“Work Product” has the meaning set forth in 0.

Section 10.             General Provisions.

(a)           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           Entire Agreement.  This Agreement amends, restates and supersedes the Prior Agreement and embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof.  This Agreement supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Survival.  Notwithstanding anything to the contrary contained herein, the provisions of Section 6, Section 7 and Section 8 shall survive the termination of this Agreement.

(d)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)           Successors and Assigns; Beneficiaries.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives and the successors and assigns of the Company.  The Company reserves the right to assign this Agreement in whole or in part to any of its Affiliates and upon any such assignment, the term “Company” will be deemed to be such Affiliate

(f)            Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(g)           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.

(h)           Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Executive and the Company and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(i)            Notices.  All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(j)	If to the Board or the Company, to:

Otelco Telephone LLC
c/o CEA Capital Partners USA, L.P.
1 Seaport Plaza
199 Water Street, 20th Floor
New York, New York 10038
Attention: Stephen McCall
Telephone No.: (212) 847-8905
Facsimile No.: (212) 425-1420

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Adam K. Weinstein, Esq.
Telephone No.: (212) 480-2491
Facsimile No.: (212) 218-9491; and

(b)	if to the Executive to:

Michael Weaver
40 Chert Road
Oneonta, AL 35121
Telephone No.: (205) 625-6340
Facsimile No.: (205) 625-3528

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a Business Day during normal business hours (or, if not sent on a Business Day during normal business hours, on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the 5th Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail

(k)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)            Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)          Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

OTELCO TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Secretary

EXECUTIVE

/s/ Michael Weaver
MICHAEL WEAVER